CMA Master Money Trust
File Number: 811-21299
CIK Number: 0001186239
For the Period Ending: 9/30/2003

Pursuant to Exemptive Order Release No. IC-18748 dated June 12, 1992, the following schedule enumerates the transactions with Merrill Lynch Government Securities Incorporated, for the six months ended September 30, 2003.

Purchases (In Thousands)

Transaction	Face	Security		Due
Date	Amount	Description	Rate	Date

08/05/2003	$48,000	U.S. Treasury Note	1.50%	02/28/2005
08/15/2003	48,000	U.S. Treasury Note	1.50	07/31/2005
08/20/2003	48,000	U.S. Treasury Note	1.50	07/31/2005
08/29/2003	48,000	U.S. Treasury Note	2.00	08/31/2005